                                                                    EXHIBIT 12.1
                     FIRST FINANCIAL MANAGEMENT CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in thousands)

                                                                                                         Nine Months
                                                                                                            Ended
                                                                Year Ended December 31,                  September 30,
                                                    --------------------------------------------       -----------------
                                                    1993     1992       1991      1990    1989           1994     1993
                                                   ---------------------------------------------       -----------------
Earnings Were Calculated as follows:

     Income from continuing operations
        before income taxes                        $215,757  $65,106  $104,643  $ 79,154 $69,341      $176,248  $144,686
     Add fixed charges                               16,912   24,910    27,066    32,698  27,647        11,491    11,826
                                                   ---------------------------------------------      ------------------
Earnings                                           $232,669  $90,016  $131,709  $111,852 $96,988      $187,739  $156,512
                                                   =============================================      ==================

Fixed charges were calculated as follows:

     Interest expense                              $  4,394  $10,957   $16,233  $ 24,465 $23,647      $  1,348  $  3,818
     Estimated interest component in rent expense    12,518   13,953    10,833     8,233   4,000        10,143     8,008
                                                   ---------------------------------------------      ------------------
Fixed charges (2)                                  $ 16,912  $24,910   $27,066  $ 32,698 $27,647      $ 11,491  $ 11,826
                                                   =============================================      ==================

Ratio of Earnings to Fixed Charges (1)                13.76     3.61      4.87      3.42    3.51         16.34     13.23
                                                   =============================================      ==================


(1) The ratio of earnings to fixed charges was computed by dividing the sum of income from continuing operations before income taxes plus fixed charges by fixed charges.

(2) Fixed charges related to a $4 billion financial institution discontinued in 1992 have been excluded from the above computation.